An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

Subject to Completion, dated November 20, 2024

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

JABEZ BIOSCIENCES, INC.

a Florida corporation

6393 Blackstone Dr.,

Zionsville, IN 46077

Telephone: 888-645-3947

2834	99-3344534
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

JABEZ BIOSCIENCES

Maximum combined offering of $10,000,000 consisting of 5,000,000 Shares of Class “A” Common Stock

JABEZ BIOSCIENCES INC. (“Jabez” or the “Company”) is offering a maximum amount of $10,000,000 of Class “A” Common Stock (“Stock” or “Shares” on a “no minimum/best efforts” basis (the “Offering”). This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow, trust account or other similar arrangement. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares. This Offering will terminate on the earlier of (a) twelve (12) months from the date this Offering Circular is qualified for sale by the Securities Exchange Commission (“SEC”) (which date may be extended for an additional 90 days in our sole discretion); (b) the date when all Shares have been sold; or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

This Offering is a fixed price offering of 5,000,000 shares of Class “A” common stock at the fixed price of $2.00 per share. There is currently no trading market for the shares to be sold in this Offering and there will not be a trading market for such shares upon qualification of this Offering. The offering price of the Shares has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the Shares is the fair market value of the Shares or that investors will earn any profit on them.

The Company’s founders, directors and executive officers own or control a majority of the Company and their holdings may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote.

This Offering is being made directly by the Company and is not currently being offered through an underwriter or broker dealer. As a result, the Company does not currently anticipate incurring or paying any sales commissions to any third parties for the sale of this Offering.

Jabez Biosciences, Inc. is a clinical-stage biopharmaceutical oncology company founded by industry veterans in 2024. With the focus on targeting key mechanistic drivers of cancer and tumor biology, Jabez is dedicated to bringing new treatment modalities to patients, aiming to improve and extend lives by combining potential targets for monotherapies with established standards of care.

In July 2024, the Company entered into an exclusive license agreement (the “License Agreement”) with the Ohio State Innovation Foundation (“OSIF”), the technology transfer function of The Ohio State University and the Hendrix College, where the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary dihydroorotate dehydrogenase (“DHODH”) small molecule inhibitor. The License Agreement provides the Company exclusive rights to use the licensed patents and related intellectual property in connection with the development and commercialization efforts of DHODH.

As consideration for the exclusive License Agreement, the Company paid OSIF $500,000 for the upfront license fee, and $510,650 for past patent expenses. Total consideration paid was $1,010,650 in the month of August 2024. In addition, in accordance with the License Agreement, the Company agreed to pay OSIF certain specified contingent royalty payments and milestone payments, in each case to the extent such payments are triggered by the Company’s development activities. For further information regarding the Company’s agreed upon compensation to OSIF and the term and termination provisions of the License Agreement, please see the section entitled BUSINESS beginning on page 21 below.

Jabez is developing both liquid and solid tumor therapies. Jabez’ lead technology is a DHODH small molecule inhibitor named JBZ-001. This proprietary therapy is synthesized, encapsulated for oral dosing, and stores at room temperature. An Investigational New Drug (IND) application for JBZ-001 and a Phase 1 first in human (FIH) clinical study protocol, JBZ-001-101, were approved on July 24, 2024, thereby granting Jabez approval by the Food and. Drug Administration (FDA) to test JBZ-001 in humans. The clinical study protocol, JBZ-001-101, is a phase 1, open-label, dose-escalation and expansion, FIH trial to evaluate safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and preliminary efficacy of JBZ-001, a DHODH inhibitor, in patients with advanced solid and hematological malignancies. The study is anticipated to begin enrolling patients for the FIH trial in December, 2024 at Ohio State University’s Comprehensive Cancer Center (“OSUCCC”), its first site in the study. For further information on such study mentioned here please see the section entitled BUSINESS beginning on page 21 below.

The Company plans to pursue FDA fast track, priority review, and orphan status for JBZ-001 for qualifying disease states, desiring to secure “first in the queue” reviews from the FDA and shorter times to potential approval. However, there is no assurance that the FDA will grant or approve either fast track or first in queue status.

This Offering is being conducted on a “best efforts” basis, with no minimum. The following illustrates certain important information regarding the sale of this Offering.

	Price to public	Underwriting discount or commissions	Proceeds to Issuer	Proceeds to other persons
Per Share/Unit	$2.00	$0	$2.00	$0
Total Minimum	$0	$0	$0	$0
Total Maximum	$10,000,000	$0	$10,000,000	$0

For further information about the Stock being sold in this Offering please see the section entitled The Offering on page 3 below and the section entitled Terms of the Offering on page 18 below.

This Offering is a highly speculative investment and involves a high degree of risk. As a result, this Offering should only be considered by persons who can afford to lose their entire investment.

FOR MORE INFORMATION ABOUT THE RISKS ASSOCIATED WITH THIS OFFERING, PLEASE REVIEW THE “RISK FACTORS” ON PAGES 4 THROUGH 14 OF BELOW.

THIS OFFERING CIRCULAR FOLLOWS THE OFFERING CIRCULAR FORMAT DESCRIBED IN PART II OF SEC FORM 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFEREED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

The date of this Offering Circular is _____, 2024.

ITEM 2. TABLE OF CONTENTS

i

This summary highlights information contained elsewhere in this Offering Circular and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Jabez Biosciences Inc.

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Shares. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Issuer

Jabez was incorporated on May 22, 2024, in the state of Florida and with its primary place of business located at 6393 Blackstone Dr., Zionsville, IN 46077.

Jabez is a biotechnology company that develops treatment therapeutics for treating cancer. It specifically develops liquid and solid tumor therapeutics through a process of targeting only diseased cancer cells.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.235 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

REGULATION A+

We are offering our Shares pursuant to recently adopted rules by the SEC mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular is a part.

THE OFFERING

Class “A” Common Stock	We are offering up to 5,000,000 shares of Class “A” Common Stock at an initial price of $2.00 per share.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $10,000,000 if all Shares are sold.

We plan to use substantially all of the net proceeds from this offering to fund the Phase 1 clinical study, maintain the Company’s Intellectual Property, hire and retain employees and for general working capital. For further information on use of proceeds, please see the section entitled Use Of Proceeds below beginning on page 17 of this Offering.

Liquidity	This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over the counter market, if we determine that such market is appropriate given the structure of the Company and our business objectives. There is no guarantee that the Shares will be publicly listed or quoted or that a market will develop for them. Please review carefully “Risk Factors” for more information.

Risk Factors	An investment in the Shares involves certain risks. You should carefully consider the risks above, as well as other risks described under “Risk Factors” in this offering circular before making an investment decision.

RISK FACTORS

Investing in our Shares involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth or incorporated by reference in this Offering Circular, including, but not limited to, the consolidated financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed.

RISK FACTORS REGARDING OUR COMPANY AND BUSINESS

Investments in small businesses and start-up companies are often risky.

Small businesses may depend heavily upon a single customer, supplier, or employee whose departure would seriously damage the company’s profitability. The demand for the Company’s product may be seasonal or be impacted by the overall economy, or the company could face other risks that are specific to its industry or type of business. The Company may also have a hard time competing against larger companies who can negotiate for better prices from suppliers, produce goods and services on a large scale more economically, or take advantage of bigger marketing budgets. Furthermore, a small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

The Company has no operating history.

The Company is still in an early phase and is just beginning to implement its business plan. There can be no assurance that it will ever operate profitably. The likelihood of its success should be considered in light of the problems, expenses, difficulties, complications, and delays usually encountered by companies in their early stages of development, with low barriers to entry. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

The Company may need additional capital, which may not be available.

The Company may require funds in excess of its existing cash resources to fund operating deficits, develop new products or services, establish, and expand its marketing capabilities, and finance general and administrative activities. Due to market conditions at the time the Company may need additional funding, or due to its financial condition at that time, it is possible that the Company will be unable to obtain additional funding as and when it needs it. Even if the Company is able to obtain capital, it may be on unfavorable terms or terms which excessively dilute then-existing equity holders. If the Company is unable to obtain additional funding as and when needed, it could be forced to delay its development, marketing, and expansion efforts and, if it continues to experience losses, potentially cease operations.

The Company may not be able to manage its potential growth.

For the Company to succeed, it needs to experience significant expansion. There can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on the Company’s management, operational and financial resources. To manage any material growth, the Company will be required to implement operational and financial systems, procedures and controls. It also will be required to expand its finance, administrative and operations staff. There can be no assurance that the Company’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. The Company’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

The Company faces significant competition.

Biotechnology companies, especially startup companies in the biotechnology industry, often find themselves in competition against biotech industry giants. These larger industry giants are backed by vast resources and a deep-rooted market presence and can be a formidable opponent to competition. Hence, securing access to capital is crucial to the ability of a biotech startup to compete and succeed. There can be no assurance the Company will ever be able to attain a competitive market position for its products and services. If the Company is not able to charge the prices it anticipates charging for its products and services, there may be a material adverse effect on the Company’s results of operations and financial condition. In addition, while the Company believes it is well-positioned to be the market leader in its industry, the emergence of one of its existing or future competitors as a market leader may limit the Company’s ability to achieve national brand recognition, which could also have a material adverse effect on the Company’s results of operations and financial condition.

The Company’s growth relies on market acceptance.

While the Company believes that there will be significant customer demand for its products or services, there is no assurance that there will be broad market acceptance of the Company’s offerings. Biotech companies contribute and benefit the public at large due to their medical innovations. There also may not be broad market acceptance of the Company’s offerings if its competitors offer products or services which are preferred by prospective customers. In such an event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its goals.

The Company’s founders, directors and executive officers own or control a majority of the Company.

Additionally, the holdings of the Company’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote, including the following actions:

1.	to elect or defeat the election of the Company’s directors;

2.	to amend or prevent amendment of the Company’s Certificate of Incorporation or By-laws;

3.	to effect or prevent a merger, sale of assets or other corporate transaction; and

4.	to control the outcome of any other matter submitted to the Company’s stockholders for vote.

Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

The Company’s management has broad discretion in how the Company use the net proceeds of an offering.

The Company’s management will have considerable discretion over the use of proceeds from their offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

Our business depends heavily on our officers and directors.

Our future ability to execute our business plan depends upon the continued service of our President and CEO Tamara Jovonovich, CFO Brian Cogley and COO Robert Lewis. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. We cannot assure that we will be able to retain or replace our key personnel.

Our Chief Financial Officer is currently part-time which may adversely affect our business.

Our current CFO, Brian Cogley, is well known to the other officers and directors of the Company. As a part-time CFO with another full-time job, at certain times, he many have limited availability to address urgent needs of the Company compared to a full-time employee. We cannot assure that we will be able to retain him in the part-time position and if he leaves the company may have to supplement with a less skilled individual and his in depth and accumulated knowledge may be lost. His limited work schedule may impact the timing of the development and implementation of strategic planning and analysis. Although he is not engaged in other activities that are competitive with our business, he may face conflicts in time management and allocation which may adversely affect our business.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior management teams, our business and growth could suffer.

Our operating results may be adversely affected as a result of general economic, social and political conditions.

An unfavorable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the U.S. economic environment.

Reliance on third-party service providers creates risks for the Company.

Some of the Company’s operations depend on third-party service providers to host and deliver products, services, and data. Any interruptions, delays, or disruptions of delivery of such products, services, security, or data, including any privacy breaches or failures in data collection, could expose the Company to liability and harm its reputation. Additionally, third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of certain materials and wastes. The Company may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair research, development, or production efforts and failure to comply with these laws and regulations may result in substantial fines, penalties, or other sanctions.

Company employees may engage in misconduct, regulatory noncompliance, or other improper activities.

The Company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with rules and specifications of regulatory authorities, or intentional delivery of inaccurate information to regulatory authorities. Misconduct by employees could include intentional failures to comply with certain manufacturing standards; intentional failures to comply with healthcare fraud and abuse laws enforced by regulatory authorities; intentional failure to report financial information or data accurately; or to disclose unauthorized activities to the Company. Sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to company reputation. It is not always possible to identify and deter employee misconduct, and the precautions the Company takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to follow such laws or regulations. If any such actions are instituted against the Company, it could have a significant impact on the business and results of operations, including the imposition of significant fines or other sanctions.

The Company is subject to foreign and domestic health and data protection laws.

Compliance with U.S. data protection laws could restrict the Company’s ability to collect, use and disclose data, or in some cases, impact the Company’s ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions, private litigation, and could negatively affect operating results and business.

Claims that the Company violated individuals’ privacy rights, failed to comply with data protection laws, or breached contractual obligations, could be expensive and time-consuming to defend and could result in adverse publicity that could harm business.

The Company is subject to environmental regulations for R&D activities and the handling of regulated substances.

During research and development activities and when working with regulated pharmaceuticals, the Company could be subject to federal, provincial/state, and local laws, rules and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens, and wastes. The Company believes it has complied with all applicable laws, regulations and policies in all material respects and the Company has never been required to correct any material noncompliance issues. The Company may incur significant costs to comply with environmental and health and safety regulations in the future.

LEGAL RISKS

The Company must protect its intellectual property rights or risk loss of valuable assets and market share.

Commercial success depends significantly on the Company’s ability to obtain and maintain patents, maintain trade secret protection, and operate without infringing the proprietary rights of others.

The patent positions of pharmaceutical companies are uncertain and involve complex legal and factual questions. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Issued patents may not provide protection against competitive technologies or may be held invalid if challenged. Competitors may also independently develop similar products or otherwise circumvent patents issued to the Company. In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as Canadian, European or U.S. law.

Company success depends on trade secrets, technical know-how, and continuing technological innovation to develop and maintain a superior technology position. The Company may be unable to protect its patent rights, trade secrets, technical know-how and other non-patented technology. The Company may need to resort to litigation to protect intellectual property rights. Enforcing or defending intellectual proprietary rights is expensive and may be unsuccessful. Loss of patent protection could end or shorten the period of market exclusivity from a competitor developing or selling simpler product and could adversely impact the Company’s business, market position and financial prospects.

There are risks associated with our License Agreement with OSIF.

The Company has entered into an exclusive License Agreement with the Ohio State Innovation Foundation. However, our ability to maintain and commercially exploit these license rights is dependent on our ability to fulfill all of our obligations under such License Agreement, including the making of milestone and royalty payments. In order to fulfill these obligations, the Company will need to raise capital as well as successfully establish and implement its business operations and business plan. If the Company were to lose any of its rights under the License Agreement, the Company could potentially fail.

RISKS RELATED TO THE INDUSTRY

Biotech research industry businesses are speculative and subject to numerous risks and uncertainties. The research and development of new proposed products may not succeed in creating any commercial products or value due to formulation, supply chain limitations, preclinical evidence, clinical trial failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition, or other reasons. There is no assurance that any biotech company will earn revenue or a profit.

The industry is competitive with many new developments and competitors with vast resources.

The pharmaceutical industry is characterized by rapid technological developments and a high degree of competition. Biotech companies compete with other companies for lab space, clinical suites, and highly qualified personnel. Biotech companies must possess strong intellectual property (patents) and demonstrate the ability to commercialize technological developments, raise necessary capital, obtain necessary approvals, conduct large-scale trials, manufacture at scale, distribute abroad, and monetize products. During this time, other companies may develop products that are safer, more effective, or less costly rendering products under development noncompetitive or obsolete.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and drug candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

Drug development involves a lengthy and expensive process and we may not be able to complete our development, testing and commercialization of our drug candidate.

We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of JBZ-001. We currently only have one drug candidate expected to start Phase I clinical studies in Q4 2024, and the risk of failure is high. We are unable to predict when or if our drug candidate will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results. In particular, the small number of patients and limited geographies in our early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials. The first part of our Phase 1 clinical trial of JBZ-001 has primary objectives of determining the safety, tolerability of JBZ-001 and not to demonstrate efficacy or a Phase II dose.

There is no assurance that our single drug candidate will successfully complete Phase I clinical studies.

We are highly dependent on the success of our lead drug candidate, JBZ-001, which is currently expected to start Phase I clinical studies as early as Q4 2024. We have no other drug candidates in our pipeline which poses greater risks to investors. Our assumptions that JBZ-001 will be safe and effective in the Phase I clinical trial may be incorrect. No patient has ever been treated with JBZ-001 which may prove to be toxic at a dose lower than the effective dose which will cause Jabez to abandon the JBZ-001 pipeline candidate all together. Additionally, if JBZ-001 proceeds from the safety and tolerability portion of our Phase I study, it may not be effective in any indications pursued against other competitors, causing Jabez to cease as a company. Our assumptions about the regulatory path may change and cause significant delays in proceeding with future development timelines. We have not successfully completed any late-stage clinical trials or obtained regulatory approval for any drug candidate. We may never obtain approval for any of our drug candidates or achieve or sustain profitability.

Success in preclinical and early clinical studies does not ensure success with large-scale investigations.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development. Potential setbacks can include negative efficacy observations and/or a lack of replicability of results in clinical trials, as well as potential adverse events. Moreover, preclinical data can be susceptible to varying interpretations and analyses, and many companies that believed their product performed satisfactorily in preclinical studies nonetheless failed to obtain approval or a marketing authorization from regulatory authorities.

Undesirable side effects can delay or prevent regulatory approval of pharmaceutical products.

Adverse side effects or other safety risks associated with JBZ-001 could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any. Results of clinical trials of our drug candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our drug candidates could result in the delay, suspension or termination of clinical trials by us or the FDA for a number of reasons. Additionally, due to the high mortality rates of the cancers for which we are initially pursuing development and the pretreated nature of many patients in our clinical trials of our drug candidates, a material percentage of patients in these clinical trials may die during a trial, which could impact development of our drug candidates. If we elect or are required to delay, suspend or terminate any clinical trial, the commercial prospects of our drug candidates will be harmed and our ability to generate product revenues from this drug candidate will be delayed or eliminated. Serious adverse events observed in clinical trials could hinder or prevent market acceptance of our drug candidate. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Moreover, if our drug candidate is associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for our drug candidate, if approved. We may also be required to modify our study plans based on findings in clinical trials of our drug candidate. Many drugs that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

It is possible that as we test our drug candidate in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of our drug candidate becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly. In addition, if any of our drug candidate receives marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw approval of the drug;

●	we may be required to recall a product or change the way the drug is administered to patients;

●	regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

●	we may be required to implement a REMS or create a medication guide outlining the risks of such side effects for distribution to patients;

●	additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

●	we could be sued and held liable for harm caused to patients;

●	the drug could become less competitive; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our drug candidate, if approved, and could significantly harm our business, financial condition, results of operations and prospects.

Product liability could cause extensive losses if a product is found to be unsafe.

All biotech and pharmaceutical companies are subject to strict product liability laws. A product liability lawsuit could cause substantial losses. Under certain circumstances distributors or retailers of a product may be required to recall or withdraw the product from the marketplace. Even if a situation does not necessitate a recall or market withdrawal, product liability claims may be asserted. If the consumption of any of a product causes, or is alleged to have caused, a health-related illness, a biotech or pharmaceutical company may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that the products caused illness or physical harm could adversely affect reputation and brand equity.

The development and commercialization of pharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approval for our products on a timely basis or at all.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety and other post-marketing information and reports, and other possible activities relating to our drug candidates are subject to extensive regulation. Marketing approval of drugs in the United States requires the submission of a New Drug Application (“NDA”) to the FDA and we are not permitted to market any drug candidate in the United States until we obtain approval from the FDA of the NDA for that product. An NDA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing and controls. FDA approval of an NDA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for NDA approval varies depending on the drug candidate, the disease or the condition that the drug candidate is designed to treat and the regulations applicable to any particular drug candidate. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage. The results of preclinical and early clinical trials of JBZ-001 or any other drug candidate may not be predictive of the results of our later-stage clinical trials.

Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, placebo effect, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits, and failure in clinical trials can occur at any stage. Companies in the pharmaceutical industry frequently suffer setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may further delay, limit or prevent marketing approval. The FDA could delay, limit or deny approval of a drug candidate for many reasons, including because they:

●	may not deem our drug candidate to be adequately safe and effective as compared to available therapies;

●	may not agree that the data collected from preclinical studies and clinical trials are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval, and may impose requirements for additional preclinical studies or clinical trials;

●	may determine that adverse events experienced by participants in clinical trials of our drug candidates represent an unacceptable level of risk;

●	may determine that population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

●	may not accept clinical data from trials, which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

●	may disagree regarding the formulation, labeling and/or the specifications;

●	may not approve the manufacturing processes or facilities associated with our drug candidate;

●	may change approval policies or adopt new regulations; or

●	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Generally, public concern regarding the safety of pharmaceutical products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to undertake other activities that may entail additional costs. We have not obtained FDA approval for any product. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for JBZ-001 or any of other future drug candidates. If we experience delays in obtaining approval or if we fail to obtain approval of JBZ-001 or our other drug candidates, our commercial prospects will be harmed and our ability to generate revenues will be materially impaired which would adversely affect our business, prospects, financial condition and results of operations.

Delays with regulators are common and beyond the control of company management.

Inadequate funding, and an increase in the volume of new regulatory applications to government agencies have slowed review periods and approval processes. Average review times at these agencies have fluctuated in recent years (and are expected to continue to fluctuate), and therefore cannot be accurately predicted. Disruptions at regulatory agencies may increase the time necessary for regulatory applications be reviewed and/or approved, causing unpredictable delays which may prevent market access, leading to a negative impact on the product’s potential sales.

If JBZ-001 receives breakthrough therapy, fast track, Orphan Drug, or any other designation granted by the FDA, it may not actually lead to a faster development or regulatory review or approval process for our drug candidate. Designations given by the FDA as a breakthrough therapy, fast track, or Orphan Drug is within the discretion of the FDA. Accordingly, even if we believe one of our drug candidates meets the criteria for a specific designation, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of any designation for a drug candidate may not result in a faster development process, review or approval compared to other drugs and does not assure ultimate approval by the FDA. In addition, even if we receive breakthrough therapy, fast track, or Orphan Drug designation(s) for certain indications for JBZ-001, the FDA may later decide that the drugs no longer meet the conditions for qualification and revoke the designation(s) at a later date.

Delays with clinical trials are common and beyond the control of company management.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our drug candidates, including:

●	regulators, institutional review boards (“IRB”) or ethics committees (“EC”) may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

●	clinical trials for our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay clinical trials or abandon product development programs;

●	the number of patients required for clinical trials for our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

●	competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in our clinical trials;

●	our third-party contractors may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

●	we may have to suspend or terminate clinical trials for our drug candidates for various reasons, including a finding by us or by a Data Monitoring Committee for a trial that the participants are being exposed to unacceptable health risks;

●	our drug candidates may have undesirable or unexpected side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs/ECs to suspend or terminate the trials;

●	the cost of clinical trials for our drug candidates may be greater than we anticipate;

●	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials for our drug candidates may be insufficient or inadequate and result in delays or suspension of our clinical trials.

Our product development costs of JBZ-001 will increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know if any of our planned preclinical studies or clinical trials will begin in a timely basis or at all. We do not know whether any of our ongoing clinical trials will need to be restructured or will be completed on schedule, or at all. For example, the FDA may place a partial or full clinical hold on any of our clinical trials for a variety of reasons.

Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize JBZ-001 or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize JBZ-001 and may harm our business and results of operations.

Our success is dependent on enrolling patients in ongoing trials.

If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented. We may not be able to initiate or continue our ongoing or planned clinical trials for our drug candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA. In addition, some of our competitors may have planned or ongoing clinical trials or expanded access programs for approved and/or investigational drugs that would treat the same patients as JBZ-001, and patients who would otherwise be eligible for our clinical trials may instead enroll in our competitors’ clinical trials or expanded access programs. This is relevant for our development of JBZ-001 for the treatment in our proposed indications for which approved and/or investigational drugs are competing for clinical trial participants. Patient enrollment is also affected by other factors, including:

●	severity of the disease under investigation;

●	our ability to recruit clinical trial investigators of appropriate competencies and experience;

●	the incidence and prevalence of our target indications;

●	clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of our drug candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

●	invasive procedures required to enroll patients and to obtain evidence of the drug candidate’s performance during the clinical trial;

●	availability and efficacy of approved medications for the disease under investigation;

●	eligibility criteria defined in the protocol for the trial in question;

●	the size of the patient population required for analysis of the trial’s primary endpoints;

●	efforts to facilitate timely enrollment in clinical trials;

●	whether we are subject to a partial or full clinical hold on any of our clinical trials;

●	reluctance of physicians to encourage patient participation in clinical trials;

●	the ability to monitor patients adequately during and after treatment;

●	our ability to obtain and maintain patient consents;

●	proximity and availability of clinical trial sites for prospective patients, and

Our inability to enroll and retain a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs, which would cause the value of our company to decline and limit our ability to obtain additional financing.

Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of JBZ-001.

The success of our drug candidate, JBZ-001, or any other future product added to our pipeline will depend on several factors, including the following:

●	successful completion of preclinical studies and clinical trials;

●	acceptance of Investigational New Drug submissions by the FDA or other clinical trial or similar applications from foreign regulatory authorities for future clinical trials for our current or any future pipeline drug candidates;

●	timely and successful enrollment of patients in, and completion of, clinical trials with favorable results;

●	demonstration of safety, efficacy and acceptable risk-benefit profiles of our drug candidates to the satisfaction of the FDA and foreign regulatory agencies;

●	receipt and related terms of marketing approvals from applicable regulatory authorities, including the completion of any required post-marketing studies or trials;

●	raising additional funds necessary to complete clinical development of and commercialize our drug candidates;

●	obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for our drug candidates;

●	making arrangements with third-party manufacturers and establishing manufacturing capabilities or scaling up manufacturing processes for both clinical and commercial supplies of our drug candidates;

●	developing and implementing marketing and reimbursement strategies;

●	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others future commercialization partners;

●	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

●	effectively competing with other therapies;

●	obtaining and maintaining third-party payor coverage and adequate reimbursement;

●	protecting and enforcing our rights in our intellectual property portfolio; and

●	maintaining a continued acceptable safety profile of the products following approval.

Many of these factors are beyond our control, and it is possible that our drug candidate JBZ-001 will never obtain regulatory approval even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize JBZ-001, which would materially harm our business. For example, our business could be harmed if results of our clinical trials of JBZ-001 vary adversely from our expectations.

Our failure to obtain marketing approval in foreign jurisdictions would prevent our drug candidates from being marketed abroad, and any approval we are granted for our drug candidates in the United States would not assure approval of drug candidates in foreign jurisdictions.

In order to market and sell our products in the European Union (EU) or other jurisdictions outside the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and jurisdictions and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not be able to submit for marketing approvals and may not receive necessary approvals to commercialize our products in any market.

Even if we obtain marketing approval for JBZ-001 or any other future drug candidate, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue. Even if marketing approval of a drug candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, which may include the requirement to implement a REMS or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We must also comply with requirements concerning advertising and promotion for any of our drug candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, we will not be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to Current Good Manufacturing Processes (“cGMP”), which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We and our contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs.

Accordingly, assuming we obtain marketing approval for any future drug candidate, we and our contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post-approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. As a result, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

RISKS RELATED TO THIS OFFERING

There is no minimum capitalization required in this offering.

We cannot assure that all or a significant number of Shares will be sold in this offering. Investors’ subscription funds will be used by us at our discretion, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors could lose their investment in us. Furthermore, investors who subscribe for Shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for Shares later in the offering as subscriptions approach the maximum amount.

We determined the price of the Shares arbitrarily.

The offering price of the Shares has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the Shares is the fair market value of the Shares or that investors will earn any profit on them.

There is no existing market for our Common Stock, and you cannot be certain that an active trading market or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The market price for our Common Stock may decline below the Offering price, and if our shares of Common Stock do become listed on a securities exchange, our stock price is likely to be volatile.

There is no guarantee that the Shares will be publicly listed or quoted or that a market will develop for them.

Although the Company plans to have the Shares listed on a public exchange or marketplace after this Offering is concluded, there is no assurance or guarantee that such a listing will ever occur or that it will occur at a specific price for the Shares. Even if the Company is successful in obtaining a public listing for the Shares, there is no guarantee that any market will develop for the Shares and at what price or valuation. As such, there is a risk that the Shares will never become publicly tradable, or tradable at a certain price or within a certain time period.

If our stock price fluctuates after the Offering, you could lose a significant part of your investment.

If the shares of our Common Stock become listed on a securities exchange, the market price of our Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this Offering Circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

If you purchase shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of June 30, 2024, was $(10,613) or $(0.0003461) per share of common stock.

“Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of shares at an assumed public offering price of $2.00 per share, our adjusted net tangible book value as of June 30, 2024, would have been approximately $9,989,387 or $0.28 per share of common stock. This amount represents an immediate change in net tangible book value of $0.28 per share to existing stockholders and an immediate increase of ($1.72) per share to purchasers in this offering.

The following table illustrates the dilution:

Assumed Public offering price per share	$2.000
Net tangible book value per share as of June 30, 2024	$0.000
Increase/(Decrease) in net tangible book value per share attributable to this offering	$0.280
As adjusted net tangible book value per share after this offering	$0.280
Increase/(Decrease) in per share to new investors	$(1.72)

PLAN OF DISTRIBUTION

We are offering a maximum amount of 5,000,000 of Class “A” Common Stock (“Shares”) at the offering price of $2.00 per share.

All of our Shares are being offered on a “best efforts” basis under Regulation A+ of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. There is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. None of the proceeds received will be placed in an escrow, trust account or similar arrangement. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund for any reason and could lose their entire investment. Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares. This Offering will terminate on the earlier of (a) twelve (12) months from the date this Offering Circular is qualified for sale by the Securities Exchange Commission (“SEC”) (which date may be extended for an additional 90 days in our sole discretion); (b) the date when all Shares have been sold; or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering (if the entire offering is sold) will be approximately $10,000,000.

If the entire Offering is sold, we plan to use the funds as follows:

$8,000,000 for the Phase 1 (a and b) trial;

$400,000 for milestone payments, licensing, IP maintenance; and,

$1,600,000 for employee compensation, technology and marketing infrastructure and general working capital.

If not all qualified securities are sold, we plan to phase our spending as follows:

$2,500,000	Complete part 1a for the phase 1 trial (MTD in 20 patients). Hire & retain employees for basic business operations. Maintain Milestone payments, Licensing and Intellectual Property costs. General working capital.

5,000,000	Complete part 1a for the phase 1 trial (MTD in 20 patients). Initiate part 1b for the phase 1 trial (does expansion in up to 4 indications). Hire & retain employees for basic business operations. Maintain Milestone payments, Licensing and Intellectual Property costs. General working capital.

7,500,000	Complete part 1a for the phase 1 trial (MTD in 20 patients). Continue part 1b for the phase 1 trial. Hire & retain employees for basic business operations. Maintain Milestone payments, Licensing and Intellectual Property costs. General working capital.

10,000,000	Complete part 1a for the phase 1 trial (MTD in 20 patients). Complete part 1b for the phase 1 trial. Hire & retain employees for basic business operations. Maintain Milestone payments, Licensing and Intellectual Property costs. General working capital.

The Company’s management will have considerable discretion over the use of proceeds from their offering. Actual expenditures may differ from what is currently planned. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

TERMS OF THE OFFERING

Class “A” Common Stock	We are offering up to 5,000,000 shares of Class “A” Common Stock at an initial price of $2.00 per share.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $10,000,000 if all shares are sold.

We plan to use substantially all of the net proceeds from this offering to fund the Phase 1 clinical study, maintain the Company’s Intellectual Property, hire and retain employees and for general working capital. For further information on use of proceeds, please see the section entitled Use Of Proceeds beginning on page 17 above.

Liquidity	This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over the counter market, if we determine that such market is appropriate given the structure of the Company and our business objectives. There is no guarantee that the Shares will be publicly listed or quoted or that a market will develop for them. Please review carefully “Risk Factors” for more information.

Subscription Period

This Offering will terminate on the earlier of (a) twelve (12) months from the date this Offering Circular is qualified for sale by the Securities Exchange Commission (“SEC”) (which date may be extended for an additional 90 days in our sole discretion); (b) the date when all Shares have been sold; or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Subscription Procedures

If you decide to subscribe for our Shares in this Offering, you should review your subscription agreement. Completed and signed subscription documents shall be either mailed directly to the Company at Jabez Biosciences, Inc.

6393 Blackstone Dr., Zionsville, IN 46077 or sent via electronic correspondence to bcogley@jabezbio.com.

You shall deliver funds by either check, ACH deposit or wire transfer, pursuant to the instructions set forth in the subscription agreement. If a subscription is rejected, all funds will be returned to subscribers. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase our Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

Investor Suitability Standards

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Shares (please see below on how to calculate your net worth);

(iii) You are an executive officer or general partner of the issuer or a management team or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of the Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

BUSINESS

Our Company

Issuer

Jabez was incorporated on May 22, 2024, in the state of Florida and with its primary place of business located at 6393 Blackstone Dr., Zionsville, IN 46077.

Jabez is a biotechnology company that develops treatment therapeutics for treating cancer. It specifically develops liquid and solid tumor therapeutics through a process of targeting only diseased cancer cells.

Our Business

Jabez Biosciences, Inc. is a clinical-stage biopharmaceutical oncology company founded by industry veterans in 2024. With the focus on targeting key mechanistic drivers of cancer and tumor biology, Jabez is dedicated to bringing new treatment modalities to patients, aiming to improve and extend lives by combining potential targets for monotherapies with established standards of care.

In July 2024, the Company entered into an exclusive license agreement (the “License Agreement”) with the Ohio State Innovation Foundation (“OSIF”), the technology transfer function of The Ohio State University and the Hendrix College, where the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary dihydroorotate dehydrogenase (“DHODH”) small molecule inhibitor. The License Agreement provides the Company exclusive rights to use the licensed patents and related intellectual property in connection with the development and commercialization efforts of DHODH.

As consideration for the exclusive License Agreement, the Company paid OSIF $500,000 for the upfront license fee, and $510,650 for past patent expenses. Total consideration paid was $1,010,650 in the month of August 2024. In addition, in accordance with the License Agreement, the Company agreed to pay OSIF certain specified contingent royalty payments and milestone payments, in each case to the extent such payments are triggered by the Company’s development activities.

Summary of License Agreement Payments

●	Upfront License fee paid: $500,000;

●	Royalties (beginning at First Commercial Sale):

o	5% or 10% of Net Sale of Licensed product depending on product;

o	Minimum royalty payment of $250,000 for first and second contract years following first commercial sale;

o	Minimum royalty payment of $500,000 for third contract year and each year thereafter following first commercial sale.

●	Milestone Fees

o	$0 upon enrollment of first patient in Phase 1a Clinical Trial for a first indication at OSU;

o	$250,000 upon enrollment of first patient in Phase 1b Clinical Trial for a first indication at OSU;

o	$1,000,000 upon enrollment of first patient in Phase 2 Clinical Trial for a first indication at OSU;

o	$2,500,000 upon enrollment of first patient in Phase 3 Clinical Trial for a first indication;

o	$5,000,000 upon submission of new drug application or foreign equivalent for Regulatory Approval to a Regulatory Authority;

o	$10,000,000 at first commercial sale.

●	Sublicense Fees

o	Royalties as described above;

o	Thirty (30) percent of all non-royalty sublicensing consideration payable within 30 days of receipt by Company.

●	Maintenance Fees

o	$25,000 upon first anniversary of effective date;

o	$50,000 upon second anniversary of effective date;

o	$100,000 upon third anniversary of effective date and each anniversary thereafter until a first commercial sale is achieved.

Summary of License Agreement Term and Termination Provisions

●	Commencing on effective date and continuing until the longer of: (a) the last to expire of the Patent Rights; or (b) twenty (20) years from the First Commercial Sale;

●	Termination by Company, upon written notice with reason for termination, to be effective ninety (90) days after receipt of such notice by OSIF.

●	Immediate Termination by OSIF in whole or in part, upon written notice to Company if any of the following occur:

o	Company fails to make any payment within thirty (30) days after delivery of written notice from OSIF of no receipt of payment;

o	Company breaches of any non-payment provision of this Agreement, not cured within thirty (30) days after delivery of written notice from OSIF; or

o	If Company (or affiliate or sublicensee) initiates any proceeding or action to challenge the validity, enforceability, ownership or scope of the licensed subject matter or assist a third party in pursuing such a proceeding or action.

●	Agreement shall terminate immediately if,

o	Company files a bankruptcy action or becomes bankrupt or insolvent;

o	Company’s Board of Directors elects to liquidate its assets or dissolve its business;

o	Company ceases its business operations;

o	Company makes an assignment for the benefit of creditors;

o	Company’s business or assets are placed in the hands of a receiver, assignee or trustee; or

o	At any time by mutual written agreement between Company and OSIF.

Jabez is developing both liquid and solid tumor therapies. Jabez’ lead technology is a DHODH small molecule inhibitor named JBZ-001. This proprietary therapy is synthesized, encapsulated for oral dosing, and stores at room temperature. An Investigational New Drug (IND) application for JBZ-001 and a Phase 1 first in human (FIH) clinical study protocol, JBZ-001-101, were approved on July 24, 2024, thereby granting Jabez approval by the Food and. Drug Administration (FDA) to test JBZ-001 in humans.

The clinical study protocol, JBZ-001-101,is a phase 1, open-label, dose-escalation and expansion, FIH trial to evaluate safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy of JBZ-001, a DHODH inhibitor, in patients with advanced solid and hematological malignancies. The study is anticipated to begin enrolling patients for the FIH trial in December, 2024 at Ohio State University’s Comprehensive Cancer Center (“OSUCCC”), its first site in the study.

The study design includes two independent parts: dose escalation in solid tumors and Non-Hodgkin’s Lymphoma (NHL) (Part 1a), and up to four indication expansions in selected solid tumor types and NHL (Part 1b). The dose escalation will enroll patients with solid tumors and NHL following a standard “3+3” design enrolling a minimum of 3 and up to 6 patients per dose level. Single-patient efficacy signals (i.e. Complete Response or Partial Response) may be followed in an efficacy-signal dose expansion cohort of up to 10 patients on any given dose level with the same tumor type.

In addition to dose-limiting toxicity (DLT) evaluation during dose escalation, a Bayesian safety monitoring rule will be used to evaluate the rate of DLTs during cohort expansions. The study includes subgroup-specific eligibility criteria, DLTs, safety and efficacy monitoring, and other indication-relevant aspects. Patients with clinical benefit may be treated until disease progression or toxicity.

The primary objective is to evaluate the safety and tolerability, and to establish an optimal biological dose (OBD) of single agent JBZ-001 in patients with solid tumors and NHL.  Secondary objectives include efficacy endpoints and PK of single agent JBZ-001.  To characterize the JBZ-001 single dose PK profile, the patients enrolled in the first dose level will first receive a single dose of JBZ-001 followed by one week off-drug (Cycle 0). Exploratory objectives include correlative studies of plasma cell expression of CD38, CD47, and other markers. The study plans to enroll a minimum of 15 patients and up to approximately 100 patients if all parts are fully executed. Approximately 20 patients will participate in Part 1a (dose escalation), and approximately 80 in Part 1b (20 per each indication expansion). The duration of the entire study is not expected to exceed 5 years.

The Company plans to pursue FDA fast track, priority review, and orphan status for JBZ-001 for qualifying disease states, desiring to secure “first in the queue” reviews from the FDA and shorter times to potential approval. However, there is no assurance that the FDA will grant or approve either fast track or first in queue status.

Regulatory Process

Our product candidate must be approved for therapeutic indications by the FDA before it may be marketed in the U.S. Our drug product candidate, JBZ-001 is regulated under the FDCA (Food Drug & Cosmetic Act) and the FDA must approve a New Drug Application (“NDA”), which generally involves the following:

●	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice (“GLP”) requirements;

●	submission to the FDA of an IND which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

●	approval by an institutional review board (“IRB”) or independent ethics committee (“EC”) at each clinical trial site before each clinical trial may be initiated;

●	performance of adequate and well-controlled clinical trials in accordance with good clinical practice (“GCP”) requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

●	preparation and submission to the FDA of an NDA;

●	payment of user fees for FDA review of the NDA, unless waived;

●	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

●	satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the product will be produced to assess compliance with Current Good Manufacturing Processes (“cGMP”) to assure that the facilities, methods, and controls are adequate to ensure and preserve the drug product’s identity, strength, quality and purity;

●	satisfactory completion of any FDA audits of the clinical trial sites that generated the data in support of the NDA; and

●	FDA review and approval of the NDA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the U.S.

FDA Marketing Application Review and Approval Process

A company seeking marketing approval for a new drug or biologic in the U.S. must submit the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things including payment of a user fee for review of the application, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications, and a BLA is a request for approval to market a new biologic for one or more specified indications. The NDA or BLA must include all relevant data available from pertinent preclinical studies and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the U.S.

In addition, under the Pediatric Research Equity Act ("PREA"), certain NDAs and BLAs and certain supplements to an NDA or BLA must contain data to assess the safety and effectiveness of the drug or biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The Food and Drug Administration Safety and Innovation Act requires that a sponsor who is planning to submit a marketing application or supplement to an application for a drug or biological product that includes a new active ingredient or clinically active component, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan within 60 days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and the FDA. Unless otherwise required by regulation, PREA does not apply to a drug or biological product for an indication for which orphan designation has been granted. In the U.S., the FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the application for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA or BLA must be resubmitted with additional information. Once the submission is accepted for filing, the FDA begins an in-depth review of the marketing application. Applications receive either standard or priority review.

Under the current goals mandated under the Prescription Drug User Fee Act (the “PDUFA”), the FDA has ten months in which to complete its initial review of a standard marketing application and respond to the applicant, and six months for a priority marketing application. The FDA does not always meet its PDUFA goal dates for standard or priority marketing applications. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the marketing application sponsor otherwise provides additional substantial information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date. The FDA may further refer an application to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved. Though the FDA is not bound by such recommendations, it considers them carefully when making decisions. If the FDA’s evaluations of the marketing application and the clinical and manufacturing procedures and facilities are favorable, the FDA may issue an approval letter. If the FDA finds deficiencies in the marketing application, it may issue a complete response letter, which defines the conditions that must be met in order to secure final approval of the marketing application. If and when those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug. Sponsors that receive a complete response letter may submit to the FDA information that represents a complete response to the issues identified by the FDA. Resubmissions by the marketing application sponsor in response to a complete response letter trigger new review periods of varying length (typically two to six months) based on the content of the resubmission.

Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA. To assure GMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

If the FDA’s evaluation of the marketing application and the commercial manufacturing procedures and facilities is not favorable, the FDA may not approve the marketing application. Even if the FDA approves a product, depending on the specific risk(s) to be addressed, the FDA may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety or efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a risk evaluation and mitigation strategy ("REMS"), which can materially affect the potential market and profitability of the product. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use ("ETASU"). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patent registries. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation ("ODD") to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with either a patient population of fewer than 200,000 individuals in the U.S., or a patient population of greater than 200,000 individuals in the U.S. when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the U.S. will be recovered from sales in the U.S. of that drug or biologic. ODD must be requested before submitting an NDA or BLA. After the FDA grants ODD, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The granting of ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has received ODD and subsequently receives the first FDA approval for that drug for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA or BLA, to market the same drug or biologic for the same indication for seven years from the approval of the NDA or BLA, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of ODD are tax credits for certain research and a waiver of the NDA or BLA application user fee. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received ODD. In addition, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

The FDA has historically taken the position that the scope of orphan exclusivity aligns with the approved indication or uses of a product, rather than the disease or condition for which the product received orphan designation. However, on September 30, 2021, the U.S. Court of Appeals for the Eleventh Circuit issued a decision in Catalyst Pharms., Inc. v. Becerra holding that the scope of orphan drug exclusivity must align with the disease or condition for which the product received orphan designation, even if the product’s approval was for a narrower use or indication. The FDA announced on January 24, 2023 that, despite the Catalyst decision, it will continue to apply its longstanding regulations, which tie the scope of orphan exclusivity to the uses or indications for which the drug is approved, rather than to the designation. The FDA’s application of its orphan drug regulations post-Catalyst could be the subject of future legislation or to further challenges in court.

Expedited Development and Review Programs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, priority review and accelerated approval. Fast Track designation, Breakthrough Therapy designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

A new drug or biologic is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the FDA may initiate review of sections of a Fast Track product’s application before the application is complete upon satisfaction of certain conditions.

In addition, a new drug or biological product may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic, alone or in combination with or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for priority review. A product is eligible for priority review if it is intended to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness. For original NDAs and BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review). The FDA may grant accelerated approval to a product intended to treat a serious or life-threatening disease or condition that generally provides a meaningful therapeutic advantage to patients over available treatments, and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality ("IMM") that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. For drugs granted accelerated approval, the FDA generally requires sponsors to conduct, in a diligent manner, adequate and well-controlled post-approval confirmatory studies to verify and describe the product’s clinical benefit. Failure to conduct required post-approval studies with due diligence, failure to confirm a clinical benefit during the post-approval studies, or dissemination of false or misleading promotional materials would allow the FDA to withdraw the product approval on an expedited basis.

The Food and Drug Omnibus Reform Act of 2022 (“FDORA”), enacted on December 29, 2022, as part of the Consolidated Appropriations Act, 2023, includes numerous reforms to the accelerated approval process for drugs and biologics and enables the FDA to require, as appropriate, that a post-approval study be underway prior to granting accelerated approval. FDORA also expands the expedited withdrawal procedures available to the FDA to allow the agency to use expedited procedures if a sponsor fails to conduct any required post-approval study of the product with due diligence. FDORA also adds the failure of a sponsor of a product approved under accelerated approval to conduct with due diligence any required post approval study with respect to such product or to submit timely reports with respect to such product to the list of prohibited acts in the FDCA. All promotional materials for product candidates approved under accelerated approval are subject to prior review by the FDA unless the FDA informs the applicant otherwise.

Intellectual Property

In July 2024, the Company entered into an exclusive license agreement (the “License Agreement”) with the Ohio State Innovation Foundation (“OSIF”), the technology transfer function of The Ohio State University and the Hendrix College, where the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary dihydroorotate dehydrogenase (“DHODH”) small molecule inhibitor. The License Agreement provides the Company exclusive rights to use the licensed patents and related intellectual property in connection with the development and commercialization efforts of DHODH.

Tech ID	T2018-003	T2020-047	T2021-101	T2021-102	T2021-103	T2021-272	T2024-176
Patent Title	Methods and compositions for inhibition of dihydroorotate dehydrogenase	Methods and compositions for inhibition of dihydroorotate dehydrogenase in combination with an anti-CD38 therapeutic agent	Compositions for use for the inhibition of dihydroorotate dehydrogenase	Compositions for use in the inhibition of dihydroorotate dehydrogenase	Methods and compositions for inhibition of dihydroorotate dehydrogenase	Methods and compositions for inhibition of dihydroorotate dehydrogenase in combination with an anti-CD47-SIRPαtherapeutic agent	Methods and compositions for inhibition of dihydroorotate dehydrogenase

Scope of composition and protected IP	Claimed genus includes original lead compound, HOSU-3, as well as the clinical candidate, HOSU-53. Includes methods of treating various cancers.	Discloses combination therapy strategies using anti-CD38 therapies and DHODH inhibitors, including HOSU lead series, as well as other known DHODHi, such as brequinar, BAY2402234, Aslan003, PTC299, and others.	Discloses small molecule compositions inhibiting DHODH, including a series of molecules tested during lead optimization.	Discloses small molecule compositions inhibiting DHODH, including a series of molecules tested during lead optimization.	Discloses small molecule compositions inhibiting DHODH, including a series of molecules tested during lead. Claimed genus includes our fast-follower / back-up molecule, HOSU-99.	Discloses combination therapy strategies using anti-CD47 targeting therapies and DHODH inhibitors, including all molecules described in applications previously filed.	Formulation Patent

Filing Date	2019-06-22	2020-12-26	2020-12-22	2020-12-22	2020-12-26	2022-06-30	2024-04-26

Appln No.	PCT/US2019/038622	PCT/US2020/067074	PCT/US2020/066682	PCT/US2020/066684	PCT/US2020/067065	PCT/US2022/035834	Confidential
Publication No.	WO2019246603A1	WO2021134045A1	WO2021133831A1	WO2021133833A1	WO2021134042A1	WO2023278778A1	TBD

Pending National Stage Applns	(*PPH Accelerated Patent Prosecution) AU*, CA*, KR*, SG*, US*	AU, CA, CN, EP, JP, KR, US	EP, US	EP, US	AU, CA, CN, EP, JP, KR, US	CN, EP, HK, JP, US	TBD

Allowed/ Issued Applns[1]	AU, CN, EP (ES, UK, UP), HK, IL, IN, JP, MX, US1, US2, ZA	-	-	-	-	-	-

Est. Remaining Patent Term[2]	15 yrs	17 yrs	17 yrs	17 yrs	17 yrs	18 yrs	>20 yrs

[1]	Issued application expiration dates (remaining terms) are as follows AU, CN, EP, HK, IL, IN, JP, MX, US1 , ZA -June 22, 2039 and US2-July 7, 2040.

[2]	Estimated remaining patent terms are applicable only if the applications are approved.

Technology Rights

T2018-003—“Targeted molecules for the treatment of cancer”

T2020-047 – ” Combination therapy strategies using DHODH inhibitors and antibodies”

T2021-101 – ” DHODH inhibitor compositions using 6-membered heteroaryl ring replacements”

T2021-102– “DHODH inhibitor compositions using 5-membered heteroaryl ring replacements”

T2021-103 – “DHODH inhibitor compositions using substitutions of central phenyl ring”

T2021-272 – “Combination Strategies for DHODHi”

T2024-176- “Selection of lysine salt of HOUS-53 for clinical development.”

The following are not associated with any patents or patent applications:

T2022-043—“Combination strategies with dihydroorotate dehydrogenase inhibitors and SLAMF7 (CD319) therapeutic antibodies in leukemia”

T2023-185 – ” Uridine supplementation increases tolerability of treating with DHODH inhibitors”

T2024-165—” A series of novel C-3 substituted quinoline derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-166—” A series of C-3 substituted and C-4 carboxylic acid or its bioisosters quinoline derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-167—” A series of novel hydantoin and thiohydantoin derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

T2024-168—” A series of novel amide derivatives as potent biochemical dihydroorotate dehydrogenase (DHODH) enzyme inhibitors.”

DESCRIPTION OF PROPERTY

We do not own any plants or facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements in the following discussion and throughout this registration statement that are not historical in nature are “forward-looking statements.” You can identify forward-looking statements by the use of words such as “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that our expectations will prove to be correct. Actual results could differ from those described in this registration statement because of numerous factors, many of which are beyond our control. These factors include, without limitation, those described under “Risk Factors.” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect actual outcomes. Please see “Forward Looking Statements” at the beginning of this registration statement.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto and other financial information appearing elsewhere in this registration statement. We undertake no obligation to update any forward-looking statements in the discussion of our financial condition and results of operations to reflect events or circumstances after the date of this registration statement or to reflect actual outcomes.

Overview

Issuer

Jabez was incorporated on May 22, 2024, in the state of Florida and with its primary place of business located at 6393 Blackstone Dr., Zionsville, IN 46077.

Jabez Biosciences, Inc. is a clinical-stage biopharmaceutical oncology company founded by industry veterans in 2024. With the focus on targeting key mechanistic drivers of cancer and tumor biology, Jabez is dedicated to bringing new treatment modalities to patients, aiming to improve and extend lives by combining potential targets for monotherapies with established standards of care.

In July 2024, the Company entered into an exclusive license agreement (the “License Agreement”) with the Ohio State Innovation Foundation (“OSIF”), the technology transfer function of The Ohio State University and the Hendrix College, where the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary dihydroorotate dehydrogenase (“DHODH”) small molecule inhibitor. The License Agreement provides the Company exclusive rights to use the licensed patents and related intellectual property in connection with the development and commercialization efforts of DHODH.

As consideration for the exclusive License Agreement, the Company paid OSIF $500,000 for the upfront license fee, and $510,650 for past patent expenses. Total consideration paid was $1,010,650 in the month of August 2024. In addition, in accordance with the License Agreement, the Company agreed to pay OSIF certain specified contingent royalty payments and milestone payments, in each case to the extent such payments are triggered by the Company’s development activities. For further information regarding the Company’s agreed upon compensation to OSIF and the term and termination provisions of the License Agreement, please see the section entitled BUSINESS beginning on page 21 above.

Jabez is developing both liquid and solid tumor therapies. Jabez’ lead technology is a DHODH small molecule inhibitor named JBZ-001. This proprietary therapy is synthesized, encapsulated for oral dosing, and stores at room temperature. An Investigational New Drug (IND) application for JBZ-001 and a Phase 1 first in human (FIH) clinical study protocol, JBZ-001-101, were approved on July 24, 2024, thereby granting Jabez approval by the Food and. Drug Administration (FDA) to test JBZ-001 in humans. The clinical study protocol, JBZ-001-101,is a phase 1, open-label, dose-escalation and expansion, FIH trial to evaluate safety, tolerability, pharmacokinetics, pharmacodynamics, and preliminary efficacy of JBZ-001, a DHODH inhibitor, in patients with advanced solid and hematological malignancies. The study is anticipated to begin enrolling patients for the FIH trial in December, 2024 at Ohio State University’s Comprehensive Cancer Center (“OSUCCC”), its first site in the study. For further information on such study mentioned here, please see the section entitled BUSINESS beginning on page 21 above.

The Company plans to pursue FDA fast track, priority review, and orphan status for JBZ-001 for qualifying disease states, desiring to secure “first in the queue” reviews from the FDA and shorter times to potential approval. However, there is no assurance that the FDA will grant or approve either fast track or first in queue status.

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, as such amount is indexed for inflation every five years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers during its most recently completed fiscal year, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

●	As a newly formed start-up company, we present only initial audited financial statements and related management’s discussion and analysis of financial condition and results of operations in our initial registration statement;

●	we avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

●	we provide reduced disclosure about our executive compensation arrangements; and

●	we do not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Results of Operations for the period from inception (May 22, 2024) to June 30, 2024 (audited)

Gross revenue: For the period from inception to June 30, 2024, gross revenue was $0.

General and administrative: The Company incurred $12,500 in general and administrative expenses for the period from inception to June 30, 2024.

Net loss: Net loss from continuing operations for the period from inception to June 30, 2024, was $12,613.

The table below sets forth line items from the Company’s audited Statements of Operations for the period ending June 30, 2024.

Revenue:
Sales	$-

Total revenue	-

Expenses:
General and administrative expense (Professional Services Expense)	(12,500)
Interest expense	(113)

Net income (loss) before income taxes	(12,613)

Provision for income taxes	-
Net loss	$(12,613)

Earnings per share - basic	$(0.00)
Earnings per share - diluted	$(0.00)
Weighted average shares outstanding - basic and diluted	14,566,113

Liquidity and Capital Resources

As of June 30, 2024, we had cash of $12,000. During the period from inception (May 22, 2024) to June 30, 2024, we used approximately $12,500 in cash for operating activities and were provided $24,500 through financing activities.

We believe the capital raised through this offering, combined with our existing cash on hand, will be sufficient to meet all financial needs and obligations for the next twelve months. However, our liquidity needs are affected by changes in business operations, including investments in product development.

We may also seek additional capital resources through public or private debt or equity offerings to support future growth opportunities or other corporate purposes. However, there can be no assurance that additional financing will be available on favorable terms, or at all.

Our liquidity may be impacted by a number of risks and uncertainties, including:

●	Economic Conditions: A downturn in the economy could negatively affect our ability to raise capital.

●	Credit Market Volatility: If the credit markets remain restrictive, our ability to obtain financing on favorable terms may be limited.

●	Operational Risks: Any disruptions in our operations, including supply chain issues or regulatory changes, could impact our ability to raise capital.

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which are prepared in accordance with U.S. generally accepted accounting principles issued by the Financial Accounting Standards Board (“FASB”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses during the reporting periods. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this Offering Document, we believe that the accounting policies discussed above are critical to our financial results and to the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate; and (2) changes in the estimate could have a material impact on our financial condition or results of operations.

Equity-based compensation

None.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Tamara Jovonovich	58	President and Director
Brian Cogley	38	Chief Financial Officer and Director
Robert Lewis	54	Chief Operating Officer and Director
Bruce Cassidy	73	Independent Director
Martin Lewis	64	Director

Tamara Jovonovich, (President, CEO, Treasurer & Director). Dr. Jovonovich co-founded Jabez Biosciences, Inc. in 2023, marking her 20th year in the pharmaceutical industry. In her tenure, Tamara has contributed to 15+ FDA drug approvals. Tamara lectured in at San Jose University in 2004 before joining Alexza Pharmaceuticals (Ferrer) from 2004-2005. From 2005-2009, Tamara was a Principal Investigator at Fleming Pharmaceuticals (acquired by Long Pharmaceutical), developing various drug products for regulatory filings and approvals, both abbreviated and new. From 2009 to 2017, Tamara was a Director of Drug Development for Cypress Pharmaceuticals (acquired by Pernix Therapeutics). Tamara founded a consulting business in 2018-2024 where as President she helped several companies in the areas of development, manufacturing, quality and regulatory to develop, approve and maintain prescription products. Tamara is a co-founder and equity partner in other start-up biotech companies. Tamara attended the University of Central Florida where she earned a BS in Chemistry in 1996 and a BS in Fine Arts in 1996; the University of Washington where she earned a PhD in Biophysical Chemistry in 2000; and Stanford University where she earned a Fellowship in Chemistry from 2001-2004.

Brian Cogley, (Chief Financial Officer, Director). Mr. Cogley joined Jabez Biosciences, Inc. in June of 2024 and joined the Board of Directors in August of 2024. Mr. Cogley is serving as the Company’s Chief Financial Officer in a part-time capacity, working approximately ten hours per week since inception, until a time when the Company determines a full-time position is necessary. Mr. Cogley is the full time CFO for Coeptis Therapeutics Holdings, Inc. (Nasdaq:COEP) and that is his full time and primary position. In August of 2024 Mr. Cogley joined the Board of Directors of NÖK Therapeutics, Inc. Mr. Cogley current serves as the Chief Financial Officer of NÖK Therapeutics, Inc. unto such time as the officers of NOK determine the need for a full-time position. Mr. Cogley has over 16 years of accounting and finance experience, having previously held positions of increasing authority at two “Big 4” public accounting firms and served on the management teams of multiple companies in diverse industries. An accountant by training, Mr. Cogley arrives at Jabez with a career in corporate finance and accounting during which he advised and led the financial operations for companies spanning multiple industries including life sciences, pharmaceuticals, financial services, and manufacturing. In May 2023, Mr. Cogley joined the executive team of Coeptis Therapeutics Holdings, Inc. as the Chief Financial Officer. From February 2022 until joining Coeptis, Mr. Cogley was a Senior Manager, Accounting Advisory at CFGI, LLC where he served pharmaceutical and financial services clients in technical accounting implementations and execution, interim Controller roles, interim SEC Reporting Manager roles, segment reporting and carve-out engagements. From 2017-2022 Mr. Cogley held the position of Vice President of Finance & Accounting at NexTier Bank where he was a member of the Company’s senior management team and led its accounting and finance operations, including the general ledger, financial planning and analysis, internal and external financial reporting, and human resources. From 2015-2017 Mr. Cogley held the position of Global Cash Manager for Calgon Carbon Corporation, where he was responsible for all daily cash decisions across the global enterprise. From 2012-2015 Mr. Cogley was a Financial Analyst at TriState Capital Bank where he was responsible for building its Sarbanes-Oxley control environment, SEC/regulatory reporting and new system implementation, while also working on various process improvement projects. Mr. Cogley began his career at KPMG, LLP, providing audit and assurance services to a variety of clients in the financial services industry. Mr. Cogley earned a B.A. with a concentration in accounting and a Master of Business Administration with a concentration in finance from Duquesne University.

Robert Lewis, (Chief Operating Officer, Director). Mr. Lewis, a co-founder of Jabez Biosciences Inc., has served as Chief Operating Officer and Director since June of 2024.  Rob is also the President and a Director of NÖK Therapeutics, Inc. Rob spent the last 28 years working in the pharmaceutical industry, beginning at TEVA Pharmaceuticals and continuing with other multiple global and mid-tier pharmaceutical corporations such as Sigma and Cypress Pharmaceuticals. Rob has held leadership positions overseeing the departments of Scientific Affairs, Medical Affairs, Regulatory Affairs, Clinical Affairs, and International and Domestic Business Development. Additionally, Rob has 30 NDA and ANDA FDA drug approvals and multiple launches under his supervision.  Since 2012, Rob has been self employed as a health care consultant, co-founded and taken multiple ownership stakes in other biotech, pharmaceutical, and medical device companies and serves on the board of directors for each company. Rob earned his B.S. in Chemistry & Biology from Columbia College.

Bruce A. Cassidy, (Independent Director), joined our Board of Directors in August of 2024. Since 2017 he has been the Chairman of the Board of Sarasota Green Group. He currently serves on other boards for various companies, including as chairman of the board of each of Arboreta Healthcare (August 2020), KeyStar Corporation (d/b/a Zensports) (August 2022), Loop Media, Inc. (Board Member February 2020 and Chairman January 2021), as a member of the board of Oragenics, Inc. (October 2023) and a member of the board of NÖK Therapeutics, Inc. (August 2024). He was also the founding investor and served on the board of directors of Ohio Legacy Corp. Previously, Mr. Cassidy was the founder and CEO of Excel Mining Systems from 1991 until its sale in 2007 to Orica Mining Services, and from 2008 to 2009, he served as the President and CEO of one of its subsidiaries, Minora North & South Americas. He is currently the President of The Concession Golf Club in Sarasota, Florida. Mr. Cassidy was chosen to serve as a member of our Board of Directors due to his extensive leadership and business experience and as a CEO of a large company, as well as his service on other boards of directors.

Martin Lewis, (Director). Mr. Lewis joined our Board of Directors in August of 2024. Beginning in August 2024, Mr. Lewis joined the board of NÖK Therapeutics, Inc. Mr. Lewis has over 40 years of experience in Accounting and is a Certified Public Accountant. Mr. Lewis joined his current firm, Lewis, Kaufman & Co., P.C., in 1983. Prior to joining the firm, he developed his accounting skills working for Mesa Petroleum Company working on joint interest billings and offshore operations. Mr. Lewis received his bachelor’s degree in accounting with emphasis in Petroleum Accounting, from Texas Tech University in 1982. He also served as a former adjunct professor at Wayland Baptist University. Over the years, Mr. Lewis has been involved in management consulting for a wide variety of West Texas clients. He has developed a recognized specialty in the agricultural, financial institution & healthcare industries, including single and multi-physician medical practices. Mr. Lewis has contributed to the growth of the firm and is deeply committed to client service and to the personal and professional growth of his associates. He was elevated to stockholder in 1991. Mr. Lewis has been very active in the professional accounting field, having active memberships for a number of years with the American Institute of C.P.A.s, Texas Society of C.P.A.s, National Society of Accountants for Cooperatives and the Management of Accounting Practice - West Texas Chapter.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

COMPENSATION OF DIRECTORS1 AND EXECUTIVE OFFICERS

Executive Compensation

Name and Principal Position	Year Ended	Salary[2] ($)	Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tamara Jovonovich, President, CEO	2023	0	0	0	0	0	0	0
Brian Cogley, CFO	2023	0	0	0	0	0	0	0
Robert Lewis COO	2023	0	0	0	0	0	0	0

[1]	Directors, Martin Lewis and Bruce Cassidy, receive no compensation from the Company for their service at this time.

[2]

The Company was incorporated on May 22, 2024, and as such, none of the executive officers have been compensated to date. If adequate funding is raised from this Offering, the Company plans to pay pro-rated annual starting salaries as follows: Tamara Jovonovich, President, CEO, $150,000; Brian Cogley, CFO (Interim and Part-Time), $75,000; Robert Lewis, COO, $130,000. The Company may choose to increase salaries in 2025.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Principal Stockholders*

The following table sets forth information as to the shares of common stock beneficially owned as of May 22,2024 , by (i) each person known to us to be the beneficial owner of more than 10% of our common stock; and (ii) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the Shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that any shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. We currently have no options outstanding.

Name	Address	Shares	% Ownership
Tamara Jovonovich	6393 Blackstone Dr., Zionsville, IN 46077	6,200,000	20.21%
Robert Lewis	153 Sundial Road, Madison, MS 39110	6,200,000	20.21%
Marlew, LTD (Martin Lewis, Control Person)	2308 W 5th Street, Plainview, TX 79072	4,467,000	14.56%
Total Officers and Directors As a Group		17,367,000	56.61%

MFV, LLC (David Mehalick, Control Person)	2868 Tiburon Blvd. E, Apt. 103, Naples, FL 34109	3,500,250	11.41%
JMCQ Holdings, LLC (Michael Lewis, Control Person)	12911 Kelly Bay Court, Fort Myers, FL 33908	4,434,131	14.45%

*	these shares have been purchased or granted; however, they are not yet issued by the stock transfer agent.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In August 2024, the Company entered into an unsecured note agreement with Marlew, LTD in the principal amount of $750,000 together with interest of 10%, with a maturity date of October 15, 2024. Martin Lewis, Director, is a Control Person of Marlew, LTD.

Also in August 2024, the Company entered into an unsecured note agreement with AMLS Holdings, LLC in the principal amount of $250,000 together with interest of 10%, with a maturity date of October 15, 2024. Michael Lewis is a Control Person of AMLS Holdings, LLC and Control Person of JMCQ Holdings, LLC, a Beneficial Shareholder of Issuer.

As of October 1, 2024, the above referenced notes were extended by mutual agreement of the Company and the Note holders for an additional 90 day period and are now due and payable on January 1, 2025.

Outstanding Equity Awards at Fiscal Year End

None

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation and our bylaws, which are included as exhibits to the offering statement of which this Offering Circular forms a part.

General

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0 and 10,000,000 Series A Preferred stock. As of the date of this Offering Circular, 30,892,000 shares of our Class A common stock have been granted or purchased, including 17,367,000 officer/director shares and 226,500 shares that were purchased by investors through private offering at $1.00 per share. No shares have yet been issued by the transfer agent but are in process of being issued.

Shares are broken down as follows:

Officers and Directors Shares – 17,367,000 Class A common shares to Officers and Directors;

Founders and Initial Shares – 13,298,500 Class A common shares (not including Officers and Directors);

Private offering Shares – 226,500 Class A common shares sold at $1.00 per share.

No preferred stock has been granted or issued.

General

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of Common stock, par value $0 and 10,000,000 Series A Preferred stock. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws to be in effect at the closing of this offering, which will be filed as exhibits to this Offering Circular and to the applicable provisions of the Florida Business Corporations Act. As of November 20, 2024, we had 30,892,000 shares of our common stock granted or purchased in the process of being issued by the transfer agent and no preferred stock was issued and outstanding.

Common Stock

General. The holders of our Common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Florida law and our bylaws provide that, at all meetings of the shareholders at which quorum has been attained, a majority of the votes cast shall be sufficient to approve any matter properly brought before the meeting. Florida law and our bylaws also provide, that any action which may be taken at any annual or special shareholder meeting may be taken without a meeting if the shareholders entitled to vote on the subject, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing delivered to the Company by any method permitted by statute and in the manner required by the bylaws.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Prospectus, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Preferred Stock

General. Our board of directors have the authority, without further action by the shareholders, to issue up to 10,000,000 (10 Million) Series A Preferred stock and to fix the designations, powers, preferences, privileges and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without shareholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. As of the date of this Offering Circular, no specific designations regarding the Preferred stock have been made and no Preferred Shares have been issued.

Listing and Transfer Agent

Our common stock is not currently listed on any exchange. The transfer agent for our Shares is ClearTrust, LLC.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees, and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this offering, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL and NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.    Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding.    In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

ADDITIONAL INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, with respect to the Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

EXPERTS

The Company relies on the audit report of Astra Audit & Advisory, LLC of Tampa, Florida, for the fiscal year ended, June 30, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Jabez Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Jabez Biosciences, Inc. (the Company) as of June 30, 2024, and the related statements of operations, stockholders’ deficit and cash flows for the periods from inception (May 22, 2024) to June 30, 2024, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the periods from inception (May 22, 2024) to June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Tampa, Florida

September 17, 2024

3702 W Spruce St #1430 ● Tampa, Florida 33607 ● +1.813.441.9707

FINANCIAL STATEMENTS (AUDITED) OF JABEZ BIOSCIENCES, INC. AS OF JUNE 30, 2024.

JABEZ BIOSCIENCES, INC.

BALANCE SHEET

ASSETS

June 30, 2024
CURRENT ASSETS
Cash	$12,000
TOTAL ASSETS	$12,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accrued interest	$113
TOTAL CURRENT LIABILITIES	113

LONG TERM LIABILITIES
Notes payable	22,500
TOTAL LONG TERM LIABILITIES	22,500
TOTAL LIABILITIES	22,613

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.00 par value, 10,000,000 shares authorized, no shares issued and outstanding	–
Common stock, $0.00 par value, 100,000,000 shares authorized, 30,665,500 shares issued and outstanding	3,300
Subscription receivable	(1,300)
Accumulated deficit	(12,613)
TOTAL STOCKHOLDERS’ DEFICIT	(10,613)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,000

The accompanying notes are an integral part of the financial statements.

JABEZ BIOSCIENCES, INC.

STATEMENT OF OPERATIONS

For the Period From Inception (May 22, 2024) to
June 30, 2024
REVENUE
Sales	$–
Cost of goods	–
Gross profit	–

OPERATING EXPENSES
Professional services expense	12,500
Total operating expenses	12,500

LOSS FROM OPERATIONS	(12,500)

OTHER INCOME (EXPENSE)

Interest expense	(113)
TOTAL OTHER EXPENSE	(113)

LOSS BEFORE INCOME TAXES	(12,613)

PROVISION FOR INCOME TAXES	–
NET LOSS	$(12,613)

LOSS PER SHARE

Earnings per share – basic	$(0.00)
Earnings per share – diluted	$(0.00)

Weighted average number of common shares outstanding	14,566,113

The accompanying notes are an integral part of the financial statements.

JABEZ BIOSCIENCES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Period From Inception (May 22, 2024) to June 30, 2024

	COMMON STOCK		SUBSCRIPTION	ACCUMULATED
	SHARES	AMOUNT	RECEIVABLE	DEFICIT	TOTAL

BALANCE AT MAY 22, 2024	–	$–	$–	$–	$–

Shares issued for cash	17,115,500	2,000	–	–	2,000
Shares subscribed	13,550,000	1,300	(1,300)	–	–

Net loss	–	–	–	(12,613)	(12,613)

BALANCE AT JUNE 30, 2024	30,665,500	$3,300	$(1,300)	$(12,613)	$(10,613)

The accompanying notes are an integral part of the financial statements.

JABEZ BIOSCIENCES, INC.

STATEMENT OF CASH FLOWS

For the Period From Inception (May 22, 2024) to
June 30, 2024
OPERATING ACTIVITIES

Net loss	$(12,613)
Increase (decrease) in:
Accrued interest	113
NET CASH USED IN OPERATING ACTIVITIES	(12,500)

INVESTING ACTIVITIES

NET CASH USED IN INVESTING ACTIVITIES	–

FINANCING ACTIVITIES

Proceeds from notes payable	22,500
Shares issued for cash	2,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	24,500

NET INCREASE IN CASH	12,000
CASH AT BEGINNING OF PERIOD	–
CASH AT END OF PERIOD	$12,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$–
Taxes paid	$–
NON-CASH INVESTING AND FINANCING INFORMATION:
Subscriptions receivable	$1,300

The accompanying notes are an integral part of the financial statements.

JABEZ BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2024

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Jabez Biosciences, Inc. (“Jabez”, the “Company”) was incorporated in the state of Florida on May 22, 2024. The Company is a biotechnology company developing liquid and solid tumor therapies. The current business model is designed around furthering the development of its current product portfolio in new and exciting therapeutic areas such as oncology.

Basis of Presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the accompanying financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s consolidated financial position, results of operations, and cash flows.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash – For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. The Company regularly monitors the financial condition of the institution in which it has depository accounts and believes the risk of loss is minimal.

Income Taxes – The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between reporting of income and expenses for financial reporting purposes and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.

ASC 740 clarifies the accounting and reporting for uncertainties in income tax law within subtopic ASC 740-10-25-5. The guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Management believes that there is no liability related to uncertain tax positions as of June 30, 2024.

Use of Estimates – The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of New Accounting Pronouncements – During the period from inception (May 22, 2024) to June 30, 2024, there were new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

Going Concern Risk – The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financials or establish itself as a profitable business. As discussed in Note 7, Subsequent Events, Management has demonstrated the ability to raise capital to execute our business plan. Through the date of these financial statements, there have been no new contracts or leases executed, and the Company has minimal operating expenses. Based on a review of the Company’s financial position, current and future expense structure, and liquidity and debt obligations, management believes the Company has sufficient cash and cash available to it to meet all financial needs and obligations for the ensuing 12-month period.

NOTE 3 – DEBT

In May 2024, the Company entered into an unsecured note agreement with a third party in the principal amount of $12,500 together with interest of 6%, with a maturity date of May 31, 2026. The note had an outstanding principal balance of $12,500 as of June 30, 2024 and accrued interest of $63.

In June 2024, the Company entered into an unsecured note agreement with third party in the principal amount of $10,000 together with interest of 6%, with a maturity date of June 28, 2026. The note had an outstanding principal balance of $10,000 as of June 30, 2024 and accrued interest of $50.

All notes payable mature during the year ended December 31, 2026.

NOTE 4 – CAPITAL STRUCTURE

The total number of shares of stock which the corporation shall have authority to issue is 110,000,000 shares, of which 100,000,000 shares with zero par value shall be designated as Common Stock and 10,000,000 shares with zero par value shall be designated as Preferred Stock. The Preferred Stock authorized by the Company’s Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is currently not a defendant in any litigation or threatened litigation that could have a material effect on the Company’s financial statements.

NOTE 6 – INCOME TAXES

The Company has established deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss carry-forwards. Deferred federal and state income tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the year using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized.

The following is a reconciliation of the applicable federal income tax as computed at the federal statutory tax rate to the actual income taxes reflected in the Statement of Operations for the period from inception (May 22, 2024) to June 30, 2024:

June 30, 2024
Tax provision at U.S. federal income tax rate	21.00%
State income tax provision, net of federal	4.35%
Valuation allowance	(25.35)%
Provision for income taxes	0.00%

The Company has not recorded any income tax expense or benefit for the period from inception (May 22, 2024) to June 30, 2024.

NOTE 7 – SUBSEQUENT EVENTS

Management has performed a review of all events and transactions occurring after June 30, 2024 through the date the financial statements were available to be issued for items that would require adjustment to or disclosure in the accompanying financial statements, noting no such items or transactions other than the following:

In July 2024, the Company entered into an exclusive license agreement (the “License Agreement”) with the Ohio State Innovation Foundation (“OSIF”), the technology transfer function of The Ohio State University and the Hendrix College, where the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary dihydroorotate dehydrogenase (“DHODH”) small molecule inhibitor. The License Agreement provides the Company exclusive rights to use the licensed patents and related intellectual property in connection with the development and commercialization efforts of DHODH.

As consideration for the exclusive License Agreement, the Company paid OSIF $500,000 for the upfront license fee, and $510,650 for past patent expenses. Total consideration paid was $1,010,650 in the month of August 2024. In addition, in accordance with the License Agreement, the Company agreed to pay OSIF certain specified contingent royalty payments and milestone payments, in each case to the extent such payments are triggered by the Company’s development activities.

In August 2024, the Company entered into an unsecured note agreement with Marlew, LTD in the principal amount of $750,000 together with interest of 10%, with a maturity date of October 15, 2024. Martin Lewis, Director, is a Control Person of Marlew, LTD.

Also in August 2024, the Company entered into an unsecured note agreement with AMLS Holdings, LLC in the principal amount of $250,000 together with interest of 10%, with a maturity date of October 15, 2024. Michael Lewis is a Control Person of AMLS Holdings, LLC and Control Person of JMCQ Holdings, LLC, a Beneficial Shareholder of Issuer.

In August 2024, the Company commenced a private offering of common stock under Regulation D, Rule 506(b) to select accredited and non-accredited but sophisticated investors. The offering consisted of class “A” common stock at $1.00 per share. The Company issued 15,500 shares of common stock for a total purchase amount of $15,500 through the date the financial statements were issued.

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (Incorporated by Reference to Exhibit 2.1)
2.3	Bylaws (Incorporated by Reference to Exhibit 2.3)
4.1	Form of Subscription Agreement (Incorporated by Reference to Exhibit 4.1)
6.1*	Ohio State Innovation Foundation License Agreement (redacted) (Incorporated by Reference to Exhibit 6.1)
11.1**	Consent of Independent Registered Public Accounting Firm
12.1**	Legal Opinion of Byrd Campbell, P.A.

*	Certain confidential portions of this agreement were omitted by means of redacting a portion of the text. In the opinion of management the redactions are not material and address information management customarily and actually treats as confidential. A copy of the agreement containing the redacted portions has been filed separately with the Commission subject to a request for confidential treatment.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-A is true and correct to the best of its knowledge and belief and has duly signed this Form 1-A in the City of Zionsville, State of Indiana on November 20, 2024.

Jabez Biosciences, Inc.

By:	/s/ Tamara Jovonovich
Tamara Jovonovich
President, CEO, Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Tamara Jovonovich
Tamara Jovonovich
President, CEO, Principal Executive Officer, Director
Dated: November 20, 2024

By:	/s/ Brian Cogley
Brian Cogley
CFO, Principal Financial Officer,
Principal Accounting Officer, Director
Dated: November 20, 2024

By:	/s/ Robert Lewis
Robert Lewis
Director
Dated: November 20, 2024